Exhibit 10.2
TERMINATION PROTECTION AGREEMENT
THIS TERMINATION PROTECTION AGREEMENT (as hereinafter amended from time to time, this “Agreement”) is made and entered into by and between Sterling Jewelers Inc., a Delaware corporation (the “Company”) and J. K. Symancyk (the “Executive”), dated as of September 30, 2024.
WITNESSETH
WHEREAS, the Company and its affiliates are engaged in the business of operating chains of retail jewelry stores in the United States, the United Kingdom and Canada;
WHEREAS, the Company desires to employ the Executive effective as of November 4, 2024, and the Executive desires to be employed, as Chief Executive Officer of Signet Jewelers Limited, a Bermuda corporation (“Signet,” and, together with its subsidiaries, the “Signet Group,” which for purposes of this Agreement is an affiliate of the Company), subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:
AGREEMENT
1.    Definitions.
(a)    “Board” means the Board of Directors of Signet.
(b)    “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services including through e-commerce.

(c)    “Cause” means (A) fraud, embezzlement, gross insubordination or any act of moral turpitude or intentional misconduct, in each case, on the part of the Executive; (B) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (C) (x) a material breach by the Executive of Executive’s duties, responsibilities or obligations under this Agreement or the attached Schedule 1, or (y) the willful failure or refusal by the Executive to perform and discharge a specific lawful directive issued to Executive by the Board within a reasonable period of time, not to be less than five (5) business days, following written notice thereof to the Executive by the Company or the Board and, with respect to (C), Executive’s failure to cure the material breach or to perform the specific lawful directive within ten (10) days after Executive receives written notice of same with details on the actions that would cure the breach or constitute following the specific lawful directive.
(d)    “Change of Control” means the occurrence of any of the following events:
(i)    any consolidation, amalgamation, or merger of Signet with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of Signet by its stockholders, or a series of transactions (including the acquisitions of capital stock of Signet), whether or not Signet is a party thereto, in which the stockholders of Signet immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise) of Signet or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(ii)    the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Signet to any Person;

(iii)    during any period of twelve (12) consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by Signet’s shareholders was approved by a vote of at least two- thirds of the directors of Signet, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or
(iv)    approval by the shareholders of Signet of a complete liquidation or dissolution of Signet.
(e)    “Compensation Committee” means the Human Capital Management and Compensation Committee or successor committee of the Board.

(f)    “Disability” means any physical or mental disability during the term of the Executive’s Employment that renders the Executive incapable of performing the services required of the Executive for any period or periods aggregating six (6) months during any twelve (12) month period. For purposes of the foregoing, the Executive’s physical or mental disability shall be determined in accordance with any disability plan of or applicable to the Company that is then in effect or may be determined by the Compensation Committee.
(g)    “Good Reason” means any of the following has occurred without the Executive’s prior written consent: (A) a material reduction in Executive’s target or maximum potential annual compensation opportunities as set forth on the attached Schedule 1; (B) a material diminution in Executive’s authority, duties or responsibilities as set forth on Schedule 1; (C) any requirement that the Executive relocate Executive’s principal place of employment by more than fifty (50) miles from such Executive’s then primary office location set forth on the attached Schedule 1 and from Executive’s principal residence in any such location, provided that such a relocation shall not include: (i) the Executive’s travel for business in the course of performing the Executive’s duties for the Company, (ii) the Executive working remotely or (iii) the Company requiring the Executive to report to the office within the Executive’s relocated principal place of employment (instead of working remotely) at the Company’s expense for three days or less each week; or (D) a material breach by the Company of this Agreement (including its payment obligations to the Executive as set forth on Schedule 1), which breach remains uncured for thirty (30) days following written notice thereof provided by the Executive to the Company; provided that, no event described in clauses (A) – (D) shall constitute Good Reason unless (i) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within ninety (90) days following the first occurrence of such event, and (ii) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Any termination of employment by the Executive for Good Reason must occur within one (1) year following the initial existence of one or more of the conditions giving rise to the Executive’s resignation on account of Good Reason and such resignation cannot require the consent of the Company.
(h)    “LTIP” means the Company’s Amended and Restated 2018 Omnibus Incentive Plan or other long-term incentive plan then in effect, as approved by the Compensation Committee or its designee.

(i)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(j)    “Retirement” shall mean termination of the Executive’s service with the Signet Group by the Company or Executive, on or following the Executive’s sixtieth (60th) birthday with at least five (5) years of service, or such earlier date as provided in a written agreement between a member of the Signet Group and the Executive (excluding such a termination at a time when the Signet Group may terminate the Executive for Cause, as determined by the Compensation Committee).
(k)    “Short-Term Deferral Period” means the period ending on the later of the fifteenth (15th) day of the third (3rd) month following the end of the Executive’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture or the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

(l)    “STIP Bonus” means an annual cash bonus award in accordance with the annual short- term incentive plan (“STIP”) then in effect for executive officers of the Signet Group, as approved by the Compensation Committee or its designee.
(m)    “STIP Payment Period” means the later of (a) between March 10th and May 31st following the end of the fiscal year to which such STIP Bonus relates and (b) the Payment Commencement Date (as defined below), but in no event later than the Short-Term Deferral Period.
2.    Term; Termination.
(a)    Term; Notice of Termination. This Agreement shall be effective as of the first date written above and may not be terminated by either party during the Executive’s employment and upon a termination of Executive’s employment the applicable sections of this Agreement shall survive in accordance with Section 11(i). The Executive’s employment with the Company will be “at-will” and shall continue until terminated either by the Company at any time by notifying the Executive in writing or by the Executive at any time upon at least ninety (90) days’ prior written notice to the Company. The provisions of this Agreement exclusively shall govern the Executive’s rights upon termination of employment with the Company and its affiliates, together with any applicable plans and applicable award agreements of the Company governing benefits payable upon termination. Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written notice of termination to the other Party hereto in accordance with Section 11(f).

(b)    Board/Committee Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign at the direction of the Board or shall be deemed to have resigned, as of the date of such termination (the “Termination Date”) and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.
3.    Payments Upon Certain Terminations of Employment by the Company.
(a)    Waiver and Release and Continued Compliance with Covenants; Timing of Payments.

(i)    Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under this Section 3 (other than those amounts already accrued prior to the Termination Date, including the Accrued Rights (as defined below)), Executive (or the Executive’s estate, as applicable) shall have executed, within twenty-one (21) days, or if required for an effective release, forty- five (45) days, following the Termination Date, a waiver and release in similar form to that attached hereto as Exhibit A (the “Release”), which Release may be updated by the Company from time to time to reflect changes in law and related factors, and the seven (7) day revocation period of such Release shall have expired. In addition, all payments under this Section 3 are subject to Executive’s continued compliance with the provisions of Sections 4, 5 and 6 of this Agreement.
(ii)    Subject to Section 8(b) and the execution of the Release pursuant to this Section 3(a), all payments under this Section 3 that are conditioned on such Release shall be payable as described below on (or beginning on) the sixtieth (60th) day after the Termination Date (the “Payment Commencement Date”) and no later than the Short-Term Deferral Period, except payments that are made pursuant to the LTIP or STIP or an award agreement under the LTIP or STIP.

(b)    Termination By the Company For Cause; Resignation by the Executive. If the Executive’s employment with the Company is terminated by the Company for Cause or if the Executive resigns for any reason or no reason (other than for Good Reason within one year following a Change of Control):
(i)    the Executive shall be entitled to receive solely the following (the amounts described in clauses (1), (2), and (3) being referred to as the “Accrued Rights”):

(1)    base salary and accrued and unused vacation through the Termination Date in accordance with the Company’s normal payroll practices;
(2)    any STIP Bonus or LTIP payment that has been earned by and is payable to the Executive in accordance with the applicable plan as of the Termination Date that remains unpaid as of such date, which shall be paid in accordance with such plan; and
(3)    any benefits to which the Executive is entitled under the employee benefit plans of the Company, which shall be paid pursuant to the terms and conditions of such benefit plans;
(ii)    if such termination is a termination for Cause or a resignation without Good Reason and it occurs within twelve (12) months of the date of this Agreement, the Executive shall repay to the Company the $1.5 million cash bonus that the Executive received from the Company at the time of hire (the “Make-Whole Cash Bonus”), which must be repaid within twenty-four (24) months of such termination; and
(iii)    if such termination is a resignation for Good Reason, any then unvested portion of the restricted stock unit grant provided to the Executive under the LTIP at the time of hire having a grant date value of $3.5 million (the “Make-Whole LTIP Award”) will vest in full.
(iv)    Termination by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause, other than in circumstances where Section 3(d) applies, the Executive shall be entitled to receive solely the following in addition to the Accrued Rights:
(i)    one and one-half (1.5) times the sum of (1) the Executive’s base salary in effect on the Termination Date and (2) the Executive’s target STIP Bonus in effect on the Termination Date, payable in twelve (12) equal monthly installments commencing in the month after the Terminate Date and in accordance with the Company’s standard payroll practices for executive officers, except that the first payment will be on the first payroll date occurring on or after the Payment Commencement Date and include a catch up payment for the first installment;
(ii)    the STIP Bonus the Executive would otherwise have received for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period;

(iii)    for each outstanding award, other than the Make Whole LTIP Grant (as defined below), that remains subject to vesting under the LTIP as of the Termination Date:
(1)    any such performance-based award shall vest based on actual performance, as of the date of determination by the Compensation Committee after the end of the completed performance cycle for such award of the level of such performance achieved, and be pro-rated for the number of calendar days that the Executive was employed during the maximum vesting period applicable to the award, and shall be payable in accordance with the LTIP and applicable award agreement, and

(2)    any such time-based award shall vest on the Termination Date in an amount that is pro-rated for the number of calendar days that the Executive was employed during the vesting period, and shall be payable in accordance with the LTIP and applicable award agreement; and
(iv)    full vesting of any then unvested portion of the Make-Whole LTIP Award; and
(v)    if the Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a cash payment equal to the employer contribution to the premium payment for actively employed senior executives with the same level of coverage, payable monthly in accordance with the Company’s standard payroll practices for twelve (12) months following the Termination Date or until such earlier termination of COBRA coverage, except that the first payment will be on the first payroll date occurring on or after the Payment Commencement Date and include a catch up payment for the first installment.

(v)    Certain Termination Events Within One Year Following a Change of Control. If the Executive’s employment hereunder is terminated within one (1) year following a Change of Control (A) by the Company without Cause, or (B) because the Executive resigns for Good Reason, in each case, the Executive shall be entitled to receive solely the following, in addition to the Accrued Rights:
(i)    one and one-half (1.5) times the sum of (1) the Executive’s base salary in effect on the Termination Date (provided that a material reduction to base salary resulting in Good Reason, shall be disregarded for purposes of this calculation) and (2) the Executive’s target STIP Bonus in effect on the Termination Date (provided that a material reduction to target STIP Bonus resulting in Good Reason, shall be disregarded for purposes of this calculation), payable as a lump sum on the first payroll date following the Payment Commencement Date; provided, that, to the extent such payment constitutes “nonqualified deferred compensation,” and the Change of Control is not a “change in control event,” in each case as such terms are defined under Section 409A, then such amount shall be paid in equal monthly installments over the twelve (12) months beginning on the first payroll date immediately following the Payment Commencement Date;

(ii)    the STIP Bonus the Executive would otherwise have received for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period;

(iii)    each outstanding award that remains subject to vesting under the LTIP as of the Termination Date shall be paid in accordance with the terms and on the timing applicable to such termination event in the LTIP and applicable award agreements and, if the applicable award agreement does not expressly provide for any payment upon a resignation by the Executive for Good Reason or termination of employment by the Company without Cause within one (1) year following a Change of Control, such termination of employment shall entitle the Executive to the same payment that the Executive would be entitled to receive upon a termination by the Company without Cause following a Change of Control under the LTIP and applicable award agreement or, if greater, under this Agreement; and

(iv)    if Executive timely elects coverage under COBRA, a cash payment equal to the employer contribution to the premium payment for actively employed senior executives with the same level of coverage, payable monthly in accordance with the Company’s standard payroll practices for eighteen (18) months following the Termination Date or until such earlier termination of COBRA coverage, except that the first payment will be on the first payroll date occurring on or after the Payment Commencement Date and include a catch up payment for the first installment.
(vi)    Termination Upon the Executive’s Death. In the event of the Executive’s death during the term of the Executive’s employment, the Executive’s employment and this Agreement shall automatically terminate and, in addition to the Accrued Rights, the Company shall pay to Executive’s estate:

a.    Executive’s base salary in effect on the Termination Date for six (6) months following such Termination Date, in accordance with the Company’s standard payroll practices for executive officers;
b.    the STIP Bonus the Executive would otherwise have received for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period; and
c.    each outstanding award that remains subject to vesting under the LTIP as of the Termination Date shall be paid in accordance with the terms and on the timing applicable to such termination event in the LTIP and applicable award agreements, which, for any award held by the Executive for at least six months, shall be no less than an amount that is pro-rated for the number of calendar days that the Executive was employed during the maximum vesting period, and if the award is performance- based, shall also be based on target performance if death occurs before the end of the performance period or actual performance if death occurs after the performance period and prior to the vesting date.

(vii)    Termination Due to Disability. In the event of the Executive’s Disability during the term of the Executive’s employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). Upon such termination, in addition to the Accrued Rights, the Company shall pay to the Executive:

a.    the STIP Bonus the Executive would otherwise have received for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period; and
b.    each outstanding award that remains subject to vesting under the LTIP as of the Termination Date shall be paid in accordance with the terms applicable to termination for Disability in the LTIP and applicable award agreements. which, for any award held by the Executive for at least six months, shall be no less than an amount that is pro-rated for the number of calendar days that the Executive was employed during the maximum vesting period, and if the award is performance-based, shall also be based on target performance if Disability occurs before the end of the performance period or actual performance if Disability occurs after the performance period and prior to the vesting date.

(viii)    Termination Due to Retirement. In the event of the Executive’s Retirement, in addition to the Accrued Rights, the Company shall pay to the Executive:
a.    the STIP Bonus that is then payable in accordance with the STIP for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period; and
b.    each outstanding award that remains subject to vesting under the LTIP as of the Termination Date shall be paid in accordance with the LTIP and applicable award agreements, which for any award held by the Executive for at least six months, shall be no worse than continued vesting, subject to achievement of any performance conditions, as if Executive remained employed through the vesting date.
4.    Confidentiality; Ownership of Developments.
(a)    During the term of the Executive’s employment with the Signet Group and for all time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Signet Group, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by or for the Signet Group pertaining to the Signet Group; provided that such information referred to in this Section 4(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 4.
(b)    The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or planned business of the Signet Group that, alone or jointly with others, the Executive may create, make, develop or acquire during the term of Executive’s employment with the Signet Group (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Signet Group and the Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all such Developments and Executive shall take any action reasonably necessary to achieve the foregoing result. Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Signet Group.
(c)    The Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
(d)    The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit the Executive’s right to receive an award for information provided to any Government Agency.
5.    Covenants Not to Solicit and Not to Compete. The Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:
(a)    during Executive’s employment with the Signet Group and for a period of two (2) years commencing upon the Termination Date, solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Signet Group to terminate his or her employment or engagement with the Signet Group, to become employed by any person, firm or corporation other than the Signet Group or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or
(b)    during Executive’s employment with the Signet Group and for a period of one (1) year commencing upon the Termination Date, directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Signet Group) which is materially engaged in the Business (“materially” meaning deriving more than 25% of its revenue from the sale of jewelry and watches per year as of the applicable date); provided that the Executive shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.
6.    Non-Defamation and Non-Disparagement. The Executive shall not at any time, publicly or privately, verbally or in writing, directly or indirectly, make or cause to be made any defaming and/or disparaging, or intentionally misleading or intentionally false statement about the Signet Group or its products, or any current or former directors, officers, employees, or agents of the Signet Group, or the business strategy, plans, policies, practices or operations of the Signet Group to any person or entity, including members of the investment community, press, customers, competitors, employees and advisors of the Signet Group. Truthful disclosure to any government agency regarding possible violations of federal law or regulation in accordance with any whistleblower protection provisions of state or federal law or regulation shall not be deemed to violate this paragraph. The Company shall instruct the Company’s successor Chief Executive Officer and the Board not to make any defaming and/or disparaging, derogatory, or intentionally misleading or false statement about the Executive. Executive recognizes that the breach of this Section 6 will cause serious and irreparable injury to the Company.

7.    Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique, and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Business of the Signet Group. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 4, 5 or 6 hereof, the Signet Group would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Signet Group and that the Signet Group shall be entitled to have Sections 4, 5 or 6 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Signet Group from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive or cessation of payments hereunder without requirement for posting a bond. In addition, to the extent allowed by law, the Executive shall be required to return to the Company any termination payments and benefits paid pursuant to Section 3 less two hundred fifty dollars ($250.00) if the Executive violates Sections 4, 5 or 6.
8.    Section 409A.
(a)    The intent of the Parties is that payments and benefit under this Agreement comply with or be exempt from Internal Revenue Code of 1986, as amended (the “Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (i) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non- qualified deferred compensation subject to Section 409A of the Code shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)    Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to the Executive with respect thereto.

9.    Compliance with Board Policies.
(a)    The Executive shall be required to build a holding of shares of Signet common stock (“Shares”) equal to a specified level as set by the Board from time to time (the “Share Ownership Requirement”) pursuant to the terms of any stock ownership policy or guidelines approved by the Board or a committee of the Board and provided to the Executive. The Share Ownership Requirement shall be required for so long as the Executive is a senior officer of the Signet Group.
(b)    The Executive shall be subject to the written policies of the Board applicable to senior officers, including without limitation any Board policy relating to claw back of compensation, as they exist from time to time during the Executive’s employment with the Company or any of its affiliates.
10.    Governing Law; Jurisdiction.
(a)    This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof.
(b)    Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio. The Parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each Party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such Party.
EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL RELATED TO THIS AGREEMENT.
11.    Miscellaneous.
(a)    Entire Agreement/Amendments. This Agreement, including the employment terms, duties and entitlements set forth on Schedule 1, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements (whether written or oral) between the Parties with respect thereto, including, without limitation, any prior written term sheet and to the extent modified by the terms herein, any LTIP or STIP award granted after the date of this Agreement (unless such award agreement expressly overrides this Agreement). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto. For the avoidance of doubt, the employment terms, duties and entitlements set forth on Schedule 1 are an integral part of this Agreement.

(b)    No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(c)    Severability. The provisions of this Agreement are severable and the invalidity, illegality or unenforceability of any one or more provisions shall not affect the validity, legality or enforceability of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
(d)    Assignment. This Agreement and all of the Executive’s rights and duties hereunder shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to, or assumed by, a person or entity which is an affiliate of the Company or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
(e)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the Executive’s death, all amounts payable hereunder to the Executive that are then unpaid, shall be paid to the Executive’s beneficiary designated by Executive in writing to the Company or, in the absence of such designation, to Executive’s estate.

(f)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Sterling Jewelers Inc. 375 Ghent Road
Akron, Ohio 44333
Attn: General Counsel and SVP Legal Compliance and Risk

with copies to:

Baker Hostetler LLP
127 Public Square, Suite 2000
Cleveland, Ohio 44114 Attn: Janet Spreen

If to the Executive:

To Executive’s last address set forth on the payroll records of the Company

(g)    Cooperation. The Executive shall be reasonably available to with respect to the Company, its subsidiaries and affiliates and its legal counsel, as may be necessary or appropriate: (i) to respond truthfully to any third party legal inquiries that may arise with respect to matters that the Executive was responsible for or involved with during the Executive’s employment with the Company; (ii) in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which the Executive may be involved as a party and/or in which the Company determines, in its reasonable discretion, that the Executive is a relevant witness and/or possesses relevant information; and (iii) in connection with any and all legal matters relating to the Company, its subsidiaries and affiliates, and each of their respective past and present employees, managers, directors, officers, administrators, shareholders, members, agents, and attorneys, in which the Executive may be called as an involuntary witness (by subpoena or other compulsory process) served by any third-party, including, without limitation, providing the Company with written notice of any subpoena or other compulsory process served on the Executive within forty-eight (48) hours of its occurrence. In connection with the matters described in this Section 11(g), the Executive agrees to notify, truthfully communicate and be represented by, and provide requested information to, the Company’s counsel, to fully cooperate and work in good faith with such counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon the Executive, any depositions, interviews, responses, appearances or other legal matters, and to testify truthfully and honestly with respect to all matters. For the avoidance of doubt, the Company has no obligation to provide the Executive with separate counsel in connection with any such matter unless Company’s counsel will not jointly represent Executive in which case Executive may engage separate counsel at the cost and expense of the Company. The Company shall reimburse the Executive for reasonable expenses, such as travel, lodging and meal expenses, incurred by the Executive pursuant to this Section 11(g) at the Company’s request, and consistent with the Company’s policies for employee expenses.
The Executive further acknowledges that all documents prepared by the Company pertaining to the affairs of the Company or any legal matter relating to the Company, which may be provided to the Executive or to which the Executive may be given access pursuant to this Section 11(g) in connection with the Executive’s cooperation hereunder with respect to any legal matter relating to the Company, are, and shall remain, the property of the Company at all times. Except as required by applicable law or court order, the Executive shall not disclose any information or materials received in connection with any legal matter relating to the Company.
All communications by the Company, its subsidiaries and/or affiliates, and its lawyers to the Executive and all communications by the Executive to the Company, its subsidiaries and/or affiliates and its lawyers, in connection with any legal matter relating to the Company, its subsidiaries and/or affiliates, shall, to the fullest extent permitted by law, be privileged and confidential and subject to the work product doctrine. No such communication, information, or work product shall be divulged by the Executive to any person or entity, except at the specific direction of an authorized representative of the Company and its lawyers.
The Executive further agrees that the Executive must also: (i) complete any outstanding performance evaluations at the time of termination; (ii) repay any outstanding bills, advances, debts, etc., due to the Company, as of the date of Executive’s termination of employment; and (iii) cooperate with the Company in performing all transition and other matters reasonably required by the Company prior to the date of Executive’s termination of employment.
Executive recognizes that the breach of this Section 11(g) will cause serious and irreparable injury to the Company.

(h)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(i)    Survival. All the provisions of this Agreement shall survive the expiration or termination of this Agreement and the Executive’s employment hereunder, irrespective of the reason for any termination.
(j)    Counterparts. This Agreement may be signed electronically and in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the last date written below.

STERLING JEWELERS INC.

By: /s/ Stash Ptak
Name: Stash Ptak
Title:    General Counsel and Senior Vice President Legal Compliance and Risk
Date:    September 30, 2024

EXECUTIVE

/s/ J.K. Symancyk
J. K. Symancyk
Date: September 30, 2024

Acknowledged and agreed to by:

SIGNET JEWELERS LIMITED

By: /s/ Stash Ptak
Name: Stash Ptak
Title:    General Counsel and Senior Vice President Legal Compliance and Risk
Date:    September 30, 2024

[SIGNATURE PAGE TO TERMINATION PROTECTION AGREEMENT]

SCHEDULE 1
EMPLOYMENT TERMS, DUTIES AND ENTITLEMENTS
Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Termination Protection Agreement, dated as of September 30, 2024, by and among Sterling Jewelers Inc. (the “Company”) and J. K. Symancyk (the “Executive”) to which this Schedule 1 is attached (the “Agreement”).

Date of Hire (start date)	Target start date of November 4th, 2024
Location	Dallas, Texas
Position	Chief Executive Officer of Signet Group, reporting to the Board of Directors Member of the Board of Directors
Duties
    Executive shall have such duties and authority, consistent with his position, as may be assigned from time to time by the Board.
    For so long as the Executive serves as the Chief Executive Officer of the Signet Group during the term of the Executive’s employment with the Company or any of its subsidiaries or affiliates, the Executive shall, subject to the provisions of the Bylaws of Signet, also serve as a member of the Board and shall, if requested by the Company, also serve as a member of the board of directors of any of Signet’s or the Company’s subsidiaries without additional compensation.
    Executive shall devote his full business time and reasonable best efforts to the performance of his duties and will not engage in any other business, profession or occupation for compensation or otherwise which would directly or indirectly conflict or interfere with the rendition of such services, without the prior written consent of the Board; provided Executive may (i) serve on any board of directors or trustees of any charitable or educational organization or engage in other charitable, civic and professional activities, (ii) continue to serve on the board of directors of Bath & Body Works, and (iii) subject to the prior approval of the Board, in its sole discretion, Executive may accept appointment to any board of directors of any business entity; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties or breach the terms of Section 4 or 5 of the Agreement.

Annual Base Salary
    $1.40MM, subject to annual review and adjustment by the Human Capital Management and Compensation Committee.
    Base Salary will not be reduced unless there is a comparable reduction in the base salaries of other named executive officers of Signet.

Short-Term Incentive Plan (STIP)
    Target opportunity equal to 170% of base salary if target performance is achieved for performance objectives at target for the applicable fiscal year. Maximum payout opportunity equal to 200% of target and threshold payout equal to 25% of target.
    Annual grants.
    The annual incentive for fiscal 2025 will be prorated based on time in role and actual results under the plan.
    Must be employed at end of fiscal year to be eligible receive STIP.

Annual Long-Term Incentive Plan (LTIP) Grant
    Annual consideration for long-term awards (as determined in the Human Capital Management and Compensation Committee’s and Board’s sole discretion) made in accordance with the terms of the LTIP. Amount, form of LTIP grant(s) and any related performance requirements will be determined by the Board.
    Executive’s grant for the Company’s fiscal 2026 grant cycle is expected to have a target grant value equal to $7.0MM, typically granted in March.

“Make-Whole” Cash Bonus	On first pay cycle after the Date of Hire, in consideration of forfeited cash bonus opportunity upon separation from the prior employer, $1.5MM Cash Bonus.
“Make-Whole” LTIP Award
    On the first of the month after Date of Hire, in consideration of forfeited equity awards upon separation from the prior employer, $3.5MM in RSUs subject to 3-year installment vesting (i.e., one-third per year) from the date of issuance.

Employee Benefits
    Eligible for all Company health, life and disability insurance and other welfare, and retirement, savings, deferred compensation and fringe employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to senior executives of the Company.

Perquisites	Annual executive physical Financial planning and tax preparation services
Vacation	Entitled to time off as provided under the Signet US Time Off Program, as in effect from time to time (currently 4 weeks per calendar year)
Director and Officer Insurance
    The Company will keep in force for the executive coverage under a directors and officers liability insurance policy, such coverage to be at a level no less than that maintained for substantially all of the executive officers of the Company or Signet (during the period the executive is an executive officer of Signet) and substantially all of the members of the Board (during any period the executive is a member of the Board of Directors of Signet).

Relocation Payment
    Executive eligible to participate in the Company Executive Relocation Policy, with temporary housing will be provided for 3 months (standard policy is for 90 days).
    On the first pay cycle after Date of Hire, the executive will receive a supplemental relocation payment of $75,000, which covers additional costs not otherwise covered in the Company Executive Relocation Policy. Executive is expected to relocate within 3 months and a claw back provision applies if relocation does not occur in accordance with the Company’s Executive Relocation Policy.

Stock Ownership Requirements, Clawback and Other Policies	All compensation is subject to the Company’s Stock Ownership Guidelines, all clawback and other Company policies in effect from time to time.
Executive Representations
    Executive represents and warrants to the Company that the performance by Executive of the duties set forth on the Agreement and this Schedule 1 shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

EXHIBIT A RELEASE

This RELEASE (“Release”) dated as of _______, 20___ between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and J. K. Symancyk (the “Executive”).
WHEREAS, the Company and the Executive previously entered into that certain Termination Protection Agreement dated [●], 2024 (the “Agreement”); and
WHEREAS, the Executive’s employment with the Company has terminated effective ______, 20___ (“Termination Date”).
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Agreement, the Company and the Executive agree as follows:
1.    Capitalized terms not defined herein shall have the meaning as defined under the Agreement.
2.    In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 3, as applicable, of the Agreement, which is attached hereto and made a part hereof.
3.    The Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its parent corporations, subsidiaries, or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities (collectively, the “Released Parties”), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, that arose as a consequence of or during Executive’s employment with the Company or any of the Released Parties, or arising out of the termination of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, ordinances and regulations, claims of age, race, sex, sexual orientation, marital status, parental status, veteran status, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination or harassment, including, but not limited to under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.), the Ohio Civil Rights Act (Ohio Rev. Code. Ann. §§ 4112.01-4112.99), the Ohio Whistleblower’s Protection Statute (Ohio Rev. Code Ann. §§ 4113.51-4113.53), and any other law (including any federal, state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise that may legally be waived and released. Nothing in this Release shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding by a government agency charged with enforcement of any law. Notwithstanding, the Executive agrees to waive the Executive’s right to recover monetary damages in any charge, complaint, or lawsuit filed by the Executive or by anyone else on the Executive’s behalf, except that nothing in this Release shall be construed to limit the Executive’s right to receive any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934. The Executive relinquishes any right to future employment with the Company or any of the Released Parties, and agrees not to seek future re-employment with the Company or any of the Released Parties. The Executive acknowledges that the Company shall have the right to refuse to re-employ the Executive without liability of the Company or any of the Released Parties. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by Executive to exist may subsequently be discovered, it is the intention of the Executive and the Company in executing this Release that the general release in this Paragraph 3 shall be effective as a full and final accord and satisfaction, and release of and from all liabilities, disputes, claims and matters covered under the general release in this Paragraph 3, known or unknown, suspected or unsuspected. The furnishing of termination payments and/or benefits under the Agreement will not be deemed an admission of liability or wrongdoing by the Company.
4.    The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for Executive’s acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Paragraph 2 of this Release or any Accrued Rights (as defined in the Agreement) to which the Executive is entitled under the Agreement, (iii) with respect to the Executive’s rights as a shareholder of the Company, Signet or any of their subsidiaries, (iv) to pay wages that are undisputedly due or to become due, or (v) for claims that cannot lawfully be waived.
5.    Executive acknowledges that pursuant to the release set forth in Paragraph 3 above, Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that Executive’s waiver and release of such rights is knowing and voluntary. Executive acknowledges that the consideration given for the ADEA waiver and release under this Release is in addition to anything of value to which Executive was already entitled.
(a)    Executive further acknowledges that Executive has been advised by this writing that:
(i)    Executive should consult with an attorney prior to executing this Release and has had an opportunity to do so;
(ii)    Executive has up to twenty-one (21) days within which to consider this ADEA waiver and release;
(iii)    Executive has seven (7) days following Executive’s execution of this Release to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 11(f) of the Agreement;

(iv)    the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and
(v)    the twenty-one (21) day period set forth above shall run from the date Executive receives this Release. The parties agree that any modifications made to this Release prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.
(b)    It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.
6.    This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 5. All payments due to the Executive shall be payable in accordance with the terms of the Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

STERLING JEWELERS INC.

By:_____________________________
Name:
Title:
Date:

J. K. SYMANCYK

_____________________________
Date: